UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 4, 2007
_____________________

Citigroup Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-9924	52-1568099
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

399 Park Avenue, New York, New York 10043
(Address of principal executive offices) (Zip Code)

(212) 559-1000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Citigroup Inc.
Current Report on Form 8-K

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On November 4, 2007, Citigroup Inc. (the “Company”) issued a press release announcing that Charles Prince, Chairman and Chief Executive Officer of the Company, elected to retire from the Company. Mr. Prince resigned from his position as Chairman of the Board and Chief Executive Officer effective November 5, 2007 and will retire from the Company effective December 31, 2007. A copy of the press release is being filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

(e) In addition, on November 4, 2007, the Company entered into a Letter Agreement (the “Agreement”) with Charles Prince, setting forth the terms of Mr. Prince’s separation from the Company. Under the Agreement, Mr. Prince resigned from his position as Chairman of the Board and Chief Executive Officer on November 5, 2007 (the “Resignation Date”) and agreed to continue as an employee of the Company, to provide advice to the Chairman of the Board and the Acting Chief Executive Officer, until December 31, 2007 (the “Retirement Date”). Until the Retirement Date, Mr. Prince will receive salary payments at the same rate as before the Resignation Date and benefits at the level and type he was receiving before such date. The Agreement further provides that upon Mr. Prince providing the Company with a General Release (the “General Release”) in the form attached to the Agreement, he will receive certain payments and benefits as follows. All unvested outstanding employee stock options previously granted by the Company will vest on the Retirement Date and, provided Mr. Prince complies with the covenants pertaining to not competing with the Company or soliciting its employees or clients as described in the Agreement, his options will remain exercisable for up to 2 years following the Retirement Date (as of November 2, 2007, the intrinsic value of such in-the-money options was estimated to be $1,278,000, assuming a stock price of $37.73 per share). Any sale restrictions on shares distributed in connection with the exercise of options will not apply following the Retirement Date. All deferred stock awards previously granted to Mr. Prince under the Company’s Capital Accumulation Plan on dates specified in the Agreement will fully vest on the 8th day following execution of the General Release and its delivery to the General Counsel (the “Effective Date”) provided the General Release has not been revoked prior to such date (as of November 2, 2007, the value of such awards was estimated to be $16,046,703, assuming a stock price of $37.73 per share). The restricted stock award granted to him on July 15, 2003 will vest on the Effective Date on a pro rata basis reflecting the period from July 15, 2003 through December 31, 2007 (as of November 2, 2007, the value of such award was estimated to be $10,716,469, assuming a stock price of $37.73 per share). Mr. Prince will receive a pro-rated incentive award for the 2007 compensation year in the form of a cash payment equal to (a) the pre-tax nominal value of the aggregate award package he received in early 2007 for the 2006 compensation year, increased or decreased by a percentage equal to the total shareholder return percentage (calculated in accordance with the Agreement) for 2007, multiplied by (b) 10/12. This amount will be determined and paid after December 31, 2007. The General Release was executed by Mr. Prince on November 4, 2007 and has not been revoked as of the date hereof.

As long as Mr. Prince complies with the covenants contained in the Agreement, the Company will provide him with an office, an administrative assistant, and a car and driver for the lesser of 5 years or until he commences full-time employment with another employer. The Company will pay certain taxes associated with such post-termination benefits. The Company acknowledges that Mr. Prince’s account balances under the Company’s qualified and non-qualified pension plans, including the Citigroup Pension Plan, the Primerica Supplemental Executive Retirement Plan, the Travelers Group Inc. Benefit Equalization Plan and the 401(k) plan were already 100% vested and are unaffected by the Agreement (as of December 31, 2006, the value of such benefits was estimated to be $1,427,648). Mr. Prince will also be paid any other amounts or benefits to which he is otherwise entitled under any plan, program, practice or policy of the Company in accordance with such plan, program, practice or policy; however, in no event will he be entitled to any severance pay under any such plan, program, practice or policy.

Under the Agreement, Mr. Prince agreed, for a period of 5 years, not to solicit certain Company employees and clients, or engage in any business that is in material competition with any of the Company’s business operations.

The Agreement is being filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit Number

10.1	Letter Agreement, dated November 4, 2007, between Citigroup Inc. and Charles Prince.
99.1	Press release, dated November 4, 2007, issued by Citigroup Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 8, 2007	CITIGROUP INC.

By: /s/ Michael S. Helfer
Name: Michael S. Helfer
Title: General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number

10.1	Letter Agreement, dated November 4, 2007, between Citigroup Inc. and Charles Prince.
99.1	Press release, dated November 4, 2007, issued by Citigroup Inc.